                                                                    EXHIBIT 10.7

                         CORPORATE INTEGRITY AGREEMENT
                                  between the
                          Office of Inspector General
                                     of the
                    Department of Health and Human Services
                                      and
                                  Vencor, Inc.

I.   Preamble
     --------

     Vencor, Inc. ("Vencor") hereby voluntarily enters into this Corporate Integrity Agreement ("CIA") with the Office of Inspector General ("OIG") of the United States Department of Health and Human Services ("HHS") to promote compliance by Vencor (as this term is defined herein), and by all Covered Persons and Covered Contractors (as these terms are defined herein) with the requirements of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. (S) 1320a-7b(f))(hereinafter collectively referred to
as the "Federal health care programs").   Vencor's compliance with the terms and
conditions in this CIA shall constitute an element of Vencor's present responsibility with regard to participation in the Federal health care programs. Vencor is also entering into a Settlement with the United States, as embodied in the Plan of Reorganization soon to be filed in Vencor's Chapter 11 proceeding (In re Vencor, Inc., et al, Case Nos. 99-3199-3327 (MFW), Jointly Administered (the "Bankruptcy Court")) (hereafter referred to as "Settlement Agreement") and this CIA is incorporated by reference into the Settlement Agreement. The scope of this CIA shall be governed by the following definitions:

     1. "Vencor": any corporation, limited liability company, partnership or any other legal entity or organization in which Vencor, Inc. (or any of its subsidiaries or affiliates): (a) controls the day-to-day operations;
     (b) directly or indirectly owns greater than 50% of the vote equity or has other controlling interest; or (c) has a management or billing contract or arrangement to provide management or administrative services. The terms of this CIA shall apply to such management or billing contracts or arrangements to the extent of the responsibility undertaken pursuant to each contract or arrangement.

     2. "Covered Persons": includes all officers, directors, and employees. The term also includes those contractors who: a) serve as Medical Directors at Vencor's long term care hospitals; or b) participate in Vencor's billing or related submissions to the Federal health care programs.

     3. "Covered Contractor": is any entity or individual with whom Vencor has entered into a contract or other arrangement and does not fall within the ambit of "Covered Persons," but nevertheless provides patient or resident care to Federal health care program beneficiaries or participates in Vencor's billing to Federal health care programs for Vencor on a regular basis (i.e., more often than two weeks over a 52-week period) or otherwise
            ----
     carries out the duties and responsibilities of this CIA (excluding the Monitor and the Independent Review Organization).

II.  Term of the CIA
     ---------------

     The period of the compliance obligations assumed by Vencor under this CIA shall be the period of time that Vencor remains obligated by the payment terms of the Settlement Agreement, but in any event for not less than five years (unless otherwise specified) from the Effective Date of this CIA. The Effective Date of this CIA shall be predicated upon both parties signing this CIA and the approval of the Bankruptcy Court. Thus, once the parties have signed this CIA, it shall become final and binding on the Effective Date of Vencor's Plan of Reorganization (as the term Effective Date is defined by the Plan), as approved by the Bankruptcy Court (hereafter referred to the "Effective Date" in this CIA).

     Sections VII, VIII, IX, X and XI shall remain in effect until OIG has completed its review of the final annual report and any additional materials submitted by Vencor pursuant to OIG's request.

III. Corporate Integrity Obligations
     --------------------------------

     Vencor currently operates a Compliance Program. Vencor agrees that during the term of this CIA, its Compliance Program will be operated in a manner that meets the requirements of this CIA.

     A.  Program Infrastructure.
         ----------------------

     Vencor shall, within ninety (90) days of the effective date of this CIA, create an internal structure whereby individuals are given responsibility at the facility, district, regional, and corporate levels to address quality of care concerns. Much of this internal structure has been already created through the
use of committees.   These committees shall include individuals who are not
charged with responsibilities concerning the financial aspects of Vencor's facilities. There shall be in place a mechanism and structure to provide the individuals who are charged with quality of care concerns with direct access to the Compliance Officer, the Compliance Department Staff, and the Quality Assurance Committees, including but not limited to, the Chief Medical Officers.

     As part of this internal structure, Vencor shall maintain or establish, as necessary, the following positions and committees. If Vencor changes its Compliance Program infrastructure in a way that affects these positions and committees, Vencor shall ensure that under the new structure Vencor devotes at least equal resources to its Compliance Program as are devoted under the structure described in this Section III.A and provide notice to the OIG within fifteen (15) days of any such change.

     1. Board of Directors' Committee. Vencor currently has an Audit and Compliance Committee ("Board Committee") that serves as part of its Board of Directors. During the term of this CIA, this committee shall: a) review the adequacy of Vencor's system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of Vencor's financial reporting to Federal health care programs; b) ensure that Vencor adopts and implements policies and procedures designed to ensure that Vencor complies with all applicable statutes, regulations, policies, and this CIA; c) ensure that Vencor has a system in place to respond to Federal, state, internal, and external reports of quality of care issues and that such system functions adequately; and d) ensure that Vencor adopts and implements policies and procedures that are designed to ensure that each individual that is cared for at a Vencor facility receives at least the highest level of care required by law.

     The individuals who serve on the Board Committee shall be available to the Compliance Officer, the Monitors, and the Independent Review Organization(s) ("IROs") (as these terms are described in Section III.D) required under this CIA, to respond to any issues or questions that might arise. The names of the Board Committee members and the Charter for the committee shall be provided to the OIG within ninety (90) days of the Effective Date of this CIA. When new members are appointed, or the responsibilities or authorities of the Board Committee are substantially changed, Vencor shall notify the OIG, in writing, within fifteen (15) days of such a change.

     2. Compliance Officer. Vencor currently has a Compliance Officer who is and shall be responsible for developing and implementing policies, procedures, and practices designed to promote compliance with the requirements set forth in this CIA and with the requirements of the Federal health care programs. The Compliance Officer is and shall be a member of senior management of Vencor (i.e., not subordinate to Vencor's general counsel or chief financial officer),
 ----
shall make regular (at least quarterly for the first year and then semi-annually each year thereafter) reports regarding compliance matters directly to the CEO and/or to the Board Committee. The Compliance Officer shall be authorized to report to the Board of Directors at any time. The Compliance Officer is and shall remain responsible for monitoring the day-to-day activities engaged in by Vencor to further its compliance objectives as well as any reporting obligations created under this CIA. The Compliance Officer or his or her designees shall also ensure that financial or quality of care issues are appropriately identified and addressed through corrective action plans. In the event a new Compliance Officer is appointed during the term of this CIA, Vencor shall notify the OIG, in writing, within fifteen (15) days of such a change.

     3. Compliance Committees. To the extent not already achieved, Vencor shall appoint at least two (2) corporate level compliance committees within ninety (90) days after the Effective Date of this CIA. One shall be for Vencor's hospitals, and one for Vencor's long-term care facilities./1/

     Each Compliance Committee shall include the Compliance Officer and other appropriate officers or individuals who have the authority and responsibility to ensure quality of care at Vencor's facilities, ensure proper billing to Federal health care programs, and to appropriately and thoroughly implement the requirements of this CIA. The Compliance Officer shall chair the Committees and the Committees shall support the Compliance Officer in fulfilling his/her responsibilities.

     4. Internal Audit and Review Functions. To the extent not already accomplished, Vencor shall, within ninety (90) days of the Effective Date of this CIA, establish a program for performing internal audits and reviews. The internal audits and reviews shall:

          a. make findings of whether the cost reports, claims, and submissions to Federal health care programs that affect reimbursement are accurate and in accordance with applicable law;

          b. make findings of whether the systems are in place and functioning effectively to ensure that patients and residents at Vencor facilities are receiving the quality of care and quality of life consistent with basic care, treatment and protection from harm standards, as required by applicable law, including 42 C.F.R. Parts 482 and 483 and any other Federal and state statutes, regulations, guidelines, and directives;

          c. conduct an annual Minimum Data Set ("MDS") billing review of claims submitted by Vencor's long term care facilities; and

--------
/1/As used herein, "long term care facilities" include all skilled nursing facilities, nursing homes and any facilities included in the definition at 42 C.F.R. (S) 483.5 (1999).

          d. perform such other internal audits and reviews as necessary to ensure that this CIA is being appropriately implemented and to ensure that Vencor is meeting its obligations under applicable law.

     5. Compliance Liaisons. Vencor has designated certain officers and employees as Compliance Liaisons. Compliance Liaisons shall be responsible for monitoring and ensuring execution of the Compliance Program and the relevant requirements of this CIA at their operational level and at the Vencor facilities for which the Compliance Liaison is responsible. Compliance Liaisons shall be responsible for: providing leadership and support regarding compliance issues at the operational and facility levels; developing and distributing written compliance-related materials; ensuring the provision of appropriate training and the proper documentation of such training; ensuring the appropriate distribution of internal and external audit reports and monitoring of corrective action related to such reports or other identified compliance-related issues; ensuring proper reporting and responses to compliance-related issues; and monitoring facilities' staff in the execution of their compliance-related functions. Compliance Liaisons shall be responsible for supervising staff at each operational level who will assist the Compliance Liaison in fulfilling his or her compliance functions. Compliance Liaisons shall certify annually that all plans of correction related to identified problems in facilities or Vencor operations for which they are responsible have been implemented and that all Compliance Program concerns have been reported. Such certifications shall be maintained by the Compliance Officer and shall be available to the OIG upon request. False certifications by the Compliance Liaison shall be grounds for immediate termination. Proper execution of Compliance Liaison duties shall be a major component of performance evaluations.

     6. Facility Administrators. Each Vencor facility is managed by an Administrator. The Administrators will continue to be responsible for compliance in their facilities. Execution of compliance duties shall be a major component of the performance evaluations of Administrators. Should it become necessary to pursue employment of a new Administrator, Vencor shall appoint an acting Administrator who shall be granted authority equal to that of the Administrator to carry out all required duties, including those with respect to Vencor's Compliance Program.

     B.  Written Standards.
         -----------------

          1. Code of Conduct. Vencor has established a Code of Conduct. Within ninety (90) days of the Effective Date of this CIA, the Code of Conduct shall be reviewed by the Compliance Officer to ensure it meets the requirements set forth herein.

          a. Contents:  The Code of Conduct shall, at a minimum, include:

            i. Vencor's commitment to full compliance with all statutes, regulations, directives, and guidelines applicable to Federal health care programs, including its commitment to prepare and submit accurate billings consistent with Federal health care program requirements (this term is defined to include statutes, regulations, and written directives of Federal health care programs);

            ii. Vencor's requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Vencor's own Policies and Procedures (including the requirements of this CIA);

            iii. the requirement that all Covered Persons shall be expected to report suspected violations of any Federal health care program requirements, Vencor's own Policies and Procedures, or the requirements of this CIA (including Section III.B.2.c. relating to Incidents, Accidents, and Abuse Reports);

            iv. the possible consequences to both Vencor and to any Covered Person for failure to comply with all Federal health care program requirements and with Vencor's own Policies and Procedures or for failure to report such non-compliance; and

               v. the right of all individuals to use the Confidential Disclosure Program, as well as Vencor's commitment to confidentiality and non-retaliation with respect to disclosures.

          b. Distribution and Certification. Vencor shall continue to require that the Code of Conduct be distributed to all employees during each employee's orientation and thereafter, as revisions occur. Within ninety (90) days of the Effective Date of this CIA, Vencor shall distribute the Code of Conduct to all Covered Persons who have not already received a copy that reflects the required contents as set forth herein. Within ninety (90) days of the Effective Date of this CIA, to the extent not already accomplished, each Covered Person shall certify, in writing, that he or she has received, read, understood, and will abide by Vencor's Code of Conduct. New Covered Persons shall receive the Code of Conduct during orientation or at the time of their appointment, employment or contract, or within ninety (90) days of the Effective Date of the CIA, whichever is later. All Covered Persons shall complete the required certification within thirty (30) days after the commencement of their appointment, employment, or contract or within ninety (90) days of the Effective Date of the CIA, whichever is later. Vencor shall continue to make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of employees.

     Vencor shall annually review the Code of Conduct and will revise or supplement it as necessary. Vencor shall distribute revisions or supplements of the Code of Conduct to Covered Persons within thirty (30) days of such changes being completed. Covered Persons shall certify on an annual basis that they have received, read, understood and will abide by the Code of Conduct that is currently in place.

          c. Covered Contractor Requirements. For each of its Covered Contractors, Vencor shall: i) require in its contract with the Covered Contractor that the Covered Contractor acknowledges Vencor's Compliance Program and Code of Conduct; and ii) ensure that the Code of Conduct is provided (either by Vencor or the Covered Contractor) to all Covered Contractors.

          2. Policies and Procedures. Vencor has developed written Policies and Procedures regarding its Compliance Program and its compliance with relevant Federal and state requirements, including, but not limited to, the requirements of Federal health care programs. Vencor shall continue to assess and update as necessary the Policies and Procedures at least annually and more frequently, as appropriate. The Policies and Procedures shall be available to OIG upon request. To the extent not already accomplished, Vencor shall ensure that the relevant portions of its Policies and Procedures are available to the appropriate Covered Persons within ninety (90) days of the Effective Date of this CIA. Compliance staff or supervisors shall continue to be available to explain any and all Policies and Procedures. Within ninety (90) days of the effective date of this CIA, Vencor shall review and analyze its Polices and Procedures to ensure that, at a minimum, Vencor has adequate Policies and Procedures that specifically address:

     a. Measures designed to ensure that Vencor complies with Titles XVIII and XIX of the Social Security Act, 42 U.S.C. (S)(S) 1395-1395ggg and 1396-1396v, and all regulations, directives, and guidelines promulgated pursuant to these statutes, including, but not limited to, 42 C.F.R. Parts 424, 482, and 483, and any other state or local statutes, regulations, directives, or guidelines that address quality of care in long term care facilities or long term care hospitals;

     b. Measures designed to ensure that Vencor complies with all requirements applicable to Medicare's Prospective Payment System ("PPS") for long term care facilities, including, but not limited to: collection of the clinical data required under the Minimum Data Set ("MDS") as specified by the Resident Assessment Instrument User's Manual; use of the current Resource
     --------------------------------------------
     Utilization Groups ("RUG") classification system; and billing and cost report preparation policies and procedures;

     c. Measures designed to ensure compliance with state and Federal reporting requirements pertaining to incident, accident, abuse and neglect reporting requirements. Also, measures designed to ensure that Vencor has a system to collect and analyze reports at the facility, regional, and corporate levels relating to incidents, accidents, abuse, and neglect. The reports required under this system shall be of a nature to provide the Quality Assurance Committees at the facility, regional, and corporate levels meaningful information to be able to determine: i) if there are quality of care problems; and ii) the scope and severity of the problems.

     d. Measures designed to ensure that residents and patients are discharged only for the reasons authorized by and in accordance with the procedures established by applicable law and not discharged for financial reasons unless authorized by law;

     e. Measures designed to ensure that staffing needs are decided first and foremost upon achieving the level of care for Vencor's patients and residents required by Federal health care program requirements and state laws, including, but not limited to, 42 C.F.R. (S)(S) 482.23(a) and (b) (hospitals) and 483.30 (long term care facilities);

     f. Measures designed to inform Covered Persons of the staffing requirements of Federal and state law;

     g. Measures designed to inform Covered Persons during orientation and during other training required by this CIA that staffing levels are a critical aspect of patient care, and, if any person has a concern about the level of staffing that there are many avenues available to each individual to report such concerns, including, but not limited to, the Administrator, the Hotline, individuals at the district, regional, or corporate level, or directly to the Compliance Officer;

     h. Measures designed to disfavor the use of individuals at any Vencor facility who are from a temporary agency or not employed by Vencor (not including those individuals who are included in the definition of Covered Persons) and measures designed to create and maintain a standardized system to track the number of individuals at each facility who fall within this category so that the number/proportion of or changing trends in such staff can be adequately identified by Vencor and/or the Monitor;

     i. Measures designed to ensure compliance with the completion of accurate clinical assessments as required by applicable Federal law (see, e.g., 42
                                                                 ---  ----
     C.F.R. (S) 483.20);

     j. Measures designed to ensure compliance with professionally recognized standards of care for ventilator patients, including suctioning, respiratory care, and weaning (where appropriate);

     k. Measures designed to ensure compliance with applicable Federal health care program requirements regarding accounting for and collection of bad debts;

     l. Measures designed to ensure that in states where cost reports affect the level of Medicaid reimbursement, cost reports for the hospitals correctly reflect relationships with related parties and that any exceptions to the related party rules are obtained as set forth in the applicable Medicaid program requirements;

     m. Measures designed to ensure that Medicare reimburses only for covered services provided to Medicare beneficiaries. Accordingly, when a hospital incurs costs of providing services solely to individuals who are not registered inpatients or outpatients of the hospital, the hospital shall take measures to properly place the costs of such services in nonreimbursable cost centers containing all direct and allocated indirect costs of providing the services to assure that none of these costs is borne by Medicare, unless otherwise approved in writing by the Fiscal Intermediary or HCFA after full disclosure in writing.

     n. Measures designed to ensure compliance with Federal health care program requirements regarding billing for blood tests for dialysis patients with end stage renal disease ("ESRD");

     o. Measures designed to ensure that individuals and entities who fall within the ambit of the Covered Contractor definition are appropriately supervised to ensure that the Covered Contractor is acting within the parameters of Vencor's Policies and Procedures and the requirements of Federal health care programs;

     p. Measures designed to ensure that the internal audits are performed by appropriate and qualified individuals, as further set forth in Exhibit B to this CIA;

     q. Non-retaliation policies and methods for employees to make disclosures or otherwise report on compliance issues through the Confidential Disclosure Program required by Section III.E;

     r. Disciplinary guidelines to reflect the Code of Conduct requirements as specified in Section III.B.1;

     s. Measures designed to promote adherence to the compliance and quality of care standards set forth in applicable statutes, regulations, guidelines, directives, and this CIA, by developing compensation policies that: (i) promote quality of resident and patient care; (ii) do not inhibit the quality of resident or patient care; and (iii) promote adherence to this CIA ;

     t. Measures designed to ensure cooperation with the Monitor or the IRO who shall have access to a particular facility, and any and all books, records, and patient records that pertain to financial integrity or quality of care in accordance with this CIA; and

     u. Measures designed to ensure that compliance issues are identified internally (e.g., through reports of abuse or neglect, financial data,
                 ----
     reports to supervisors, hotline or other complaints, internal audits or reviews, patient satisfaction surveys, CHSRA quality indicators, hospital key indicator variables, staff turnover data, or internal surveys) or externally (e.g., consultants, audits performed by the IRO, or the
                 ----
     Monitor's reports) and are promptly and appropriately investigated and, if the investigation substantiates compliance issues, Vencor implements effective and timely corrective action plans and monitors compliance with such plans.

     C.  Training and Education.
         ----------------------

     Vencor shall continue to conduct training programs that meet the requirements of this CIA. Persons providing the training must be knowledgeable about the subject area covered by the training.

          1. General Training. Within ninety (90) days of the Effective Date of this CIA, Vencor shall provide at least two (2) hours of general training to each Covered Person. This general training shall explain Vencor's:

               a.  Corporate Integrity Agreement requirements;

               b. Compliance Program (including the Policies and Procedures as they pertain to general compliance issues); and

               c.  Code of Conduct.

These training materials shall be made available to the OIG, upon request.

     New Covered Persons shall receive the general training described above during orientation, but not later than thirty (30) days after the beginning of their employment or within ninety (90) days after the Effective Date of this CIA, whichever is later. Each year, every Covered Person shall receive such general training on an annual basis.

     Medical Directors at Vencor's long term care hospitals shall receive at least one hour of general compliance training annually, and shall not be required to participate in the specific and as needed training requirements of this CIA.

          2. Specific Training. Within ninety (90) days of the Effective Date of this CIA, Vencor shall initiate specific training of certain designated Covered Persons, as set forth in this Section. Each Covered Person who is involved in the delivery of patient or resident care (including individuals who are responsible for quality assurance, setting policies or procedures, or making staffing decisions), the preparation or submission of claims for reimbursement or cost reports, or the assignment of procedure codes or other diagnostic assessments that might affect reimbursement, for any Federal health care programs shall receive at least two (2) hours of specific training pertinent to his or her responsibilities (as described below) in addition to the general training required above. This training, which shall be completed within two hundred (200) days of the Effective Date of this CIA and conducted at least annually thereafter, shall include a discussion of the policies and procedures set forth in Section III.B.2, including, but not limited to:

               a.  the submission of accurate information (e.g., MDS, claims,
                                                           ----
               bills, and cost reports) for services rendered to Medicare beneficiaries and/or Medicaid recipients, including, but not limited to, the requirements for an accurate clinical assessment, if relevant to the person's duties;

               b. policies, procedures, and other requirements applicable to the documentation of medical records, if relevant to the person's duties;

               c. the personal obligation of each individual involved in the patient care, documentation, or reimbursement processes to ensure that such submissions are accurate;

               d. applicable Federal health care program requirements, including requirements relating to quality of care, if relevant to the person's duties;

               e. the legal sanctions for improper submissions to Federal health care programs;

               f. examples of relevant reimbursement practices related to Federal health care programs found to have been improper, if relevant to the person's duties; and

               g. for persons who provide resident care: the coordinated interdisciplinary approach to providing care to residents, including, but not limited to, resident assessment and the requirements of 42 C.F.R. (S) 483.

     Affected new Covered Persons shall have begun to receive this training within thirty (30) days of the beginning of their employment or contract, and shall have completed this specific training with ninety (90) days of the beginning of their employment or contract. New Covered Persons involved in the delivery of patient or resident care or in the preparation or submission of information (including, but not limited to, claims, bills, MDS, or cost reports) to any Federal health care program shall be adequately supervised by trained employees until they have completed the specific training relevant to their duties. Each year, every Covered Person shall receive the Specific Training on an annual basis.

     In addition, each facility shall conduct at least two hours of periodic training on an "as needed" basis (but at least annually) on those quality of care issues identified by the Quality Assurance Committees. In determining what training should be performed, the Quality Assurance Committees will review the complaints received, satisfaction surveys, staff turnover data, any state or Federal surveys, including those performed by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), any internal surveys, and either the CHSRA quality indicators (for long term care facilities) or hospital key indicator variables. Such training will be for the length of time necessary to teach the subject matter. Such training will be provided to all Covered Persons at the facility who are responsible for patient or resident care.
Vencor shall implement mechanisms to evaluate that training participants comprehended and implemented (where appropriate) the content of the training.

          3. Certification. An attendance log shall document the attendance of each person who is required to attend the training. The member of the Compliance Department or other person providing the training shall certify the accuracy of the attendance log. The attendance log shall specify the type of training received and the date received. The Compliance Officer shall retain the attendance logs and certifications, along with specific course materials, and make all of these logs, certifications, and materials available to OIG upon request. The certification shall specify the type of training received and the date received. The Compliance Officer shall retain the certifications, along with specific course materials. These shall be made available to OIG upon request.

          4. Prior Training. Training of any type provided to affected Covered Persons within six (6) months prior to the Effective Date of this CIA that meets the requirements of paragraph III.C shall be deemed to meet the time frame obligation imposed by this paragraph, but does not obviate the requirements for certifications.

     D.  Review Procedures.
         -----------------

          1.  Independent Monitor (Quality Engagement).  Within sixty (60) days
              -------------------
of the Effective Date of this CIA, Vencor shall engage an appropriately qualified monitoring team

(collectively the "Monitor"), that meets the approval of OIG. The Monitor may retain additional personnel, including, but not limited to, independent consultants, if needed to help meet the Monitor's obligations under this CIA. Vencor shall be responsible for all costs incurred by the Monitor, including, but not limited to, travel costs, consultants, administrative personnel, office space and equipment, or additional personnel. Such costs shall not exceed $2,000,000 annually.

          a. The Monitor shall be responsible for assessing the effectiveness, reliability, and thoroughness of Vencor's quality of care infrastructure and systems as set forth in the Quality Monitor Task List (copy attached as Exhibit A hereto), including the following:

               i. Vencor's internal quality of care infrastructure, including, but not limited to, whether Vencor's quality assurance committees have been established and are carrying out their functions to review, analyze, and address quality of care issues; whether systems are in place to promote quality of care and to respond to quality of care issues and the systems are operating in a timely and effective manner; whether the communication systems are effective, providing for accurate quality-related data, information, decisions, and results of decisions are transmitted to the proper individuals in a timely fashion; and whether the training programs are effective and thorough.

               ii. Vencor's response to quality of care issues, which shall include an assessment of:

                    (A) Vencor's ability to identify the problem;

                    (B) Vencor's ability to determine the scope of the problem (e.g., is it isolated or systemic);
                    -----

                    (C) Vencor's ability to create a corrective action plan;

                    (D) Vencor's ability to execute the corrective action plan;

                    (E) Vencor's ability to evaluate whether the assessment,
                        corrective action plan and execution of that plan was effective, reliable, and thorough and maintained over time.

               iii. the accuracy of internal reports, data, and assessments that relate to patient and resident care;

               iv. Vencor's proactive steps (including training) to ensure that each patient and resident receives care in accordance with applicable law and the policies and procedures adopted by Vencor, including those required by this CIA;

               v. whether compliance with Vencor's policies and procedures that promote quality of care are a positive factor in determining compensation to Vencor's employees;

               vi. whether Vencor's internal quality improvement function is conducting facility site visits as necessary to identify and address quality of care issues; and

               vii. whether Vencor has in place an effective system to track temporary agency personnel.

          b.  The Monitor shall have:

               i.  access to facilities, at any time and without prior notice;

               ii. access to: (A) the CHSRA quality indicators (for long term care facilities) or the hospital key indicator variables (for hospitals); (B) internal or external surveys or reports; (C) hotline or other complaints; (D) resident or patient satisfaction surveys; (E) staffing reports setting forth the staff to patient ratios, temporary staffing levels, and staff turnover data; (F) incident, accident, abuse, neglect or death reports; (G) reports of incidents involving a patient or resident that prompts a full internal investigation; (H) patient or resident records; (I) financial data; (J) self-evaluative reports including, but not limited to, those from medical review committees, quality assurance committees, or peer review committees; and (K) any other data the Monitor may determine relevant to fulfilling the duties required under this CIA in the format requested by the Monitor, to the extent practicable; and

               iii. access to Covered Persons and current patients and residents, subject to: (A) their clinical condition; and (B) their consent (without interference from Vencor or its counsel), to conduct interviews with them outside the presence of Vencor supervisory staff or counsel, provided such interviews are conducted in accordance with all applicable laws and the rights of such individuals. Nothing in this CIA shall be construed to limit the Monitor's access to family or guardians, or former Covered Persons, patients, or residents.

          c.  Vencor shall:

               i. not, at any time, impede the Monitor's access to its facilities and shall provide any requested documentation within the time frame specified by the Monitor (the Monitor shall balance the circumstances of the situation with the burden on Vencor when making document requests);

               ii. assist in contacting and arranging interviews with Covered Persons, and not impede the cooperation by such individuals;

               iii. provide access to current residents, patients, their families and guardians, and not impede their cooperation;

               iv. assist in locating past employees and contractors, and not impede the cooperation from such individuals, including, but not limited to, refraining from placing confidentiality requirements in termination agreements that would limit such cooperation; and

               v. assist in locating past residents, patients, their families, or guardians and not impede their cooperation.

          d. The Monitor shall respect the legal rights, privacy, and dignity of all Covered Persons, residents, and patients.

          e. The Monitor shall simultaneously submit timely reports to OIG, Vencor, the state survey agencies, or any other appropriate regulatory or law enforcement entity, where the Monitor is required by applicable law or professional licensing standards to make such reports.

          f. The Monitor shall provide quarterly reports to Vencor and OIG concerning the findings made to date.

          g. The Monitor shall submit to OIG and Vencor an annual report representing an accounting of its costs throughout the year.

          h. The Monitor shall not be bound by any other private or governmental agency's findings or conclusions, including, but not limited to, JCAHO, HCFA, or the state survey agency. Likewise, such private and governmental agencies shall not be bound by the Monitor's findings or conclusions. The Monitor's reports shall not be the sole basis for determining deficiencies by the state survey agencies. The parties agree that HHS and its contractors shall not introduce any material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor as evidence into any proceeding involving a Medicare or Medicaid survey, certification, or other enforcement action against Vencor, and Vencor shall similarly be restricted from using material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor as evidence in any of these proceedings. Nothing in the previous sentence, however, shall preclude the OIG or Vencor from using any material generated by the Monitor, or any opinions, testimony, or conclusions from the Monitor in any action under the CIA or pursuant to other OIG authorities.

          i. The Monitor may confer and correspond with Vencor and OIG on an ex parte basis at any time. If, after consulting with Vencor, the Monitor has concerns about corrective action plans that are not being enforced or systemic or repeated problems that could impact Vencor's ability to render quality care to its patients and residents, then the Monitor shall: (i) report such concerns in writing to the Consortium, in care of the OIG at the address set forth in Section VI (the Consortium consists of representatives of OIG, HCFA, and the Department of Justice); and (ii) simultaneously provide notice and a copy of the report to the Compliance Officer and the Board Committee. If the Monitor makes such a report to the Consortium, Vencor will be provided an opportunity to present its position with respect to any such reports to the Consortium.

          j. Vencor and OIG agree that the Monitor serves at the behest of the OIG and may be removed from the Monitor position solely at the discretion of the OIG. If the Monitor resigns or is removed for any reason prior to the termination of the CIA, OIG, at its sole discretion (after consultation with Vencor), shall appoint another Monitor with the same functions and authorities.

          k. The Monitor shall abide by the legal requirements of Vencor's facilities: (i) to maintain the confidentiality of each patient's and resident's personal and clinical records; and (ii) to maintain confidential and not to disclose the records of Vencor's Quality Assurance Committees (see 42 C.F.R. (S)(S) 483.10, and 483.75(o)(3)).
                                ---
          Nothing in the prior sentence, however, shall limit or affect the Monitor's obligation to provide information, including information from patient and resident clinical records, to the OIG, and, when legally or professionally required, reporting to other agencies.

     2.  Financial Reviews.  Vencor shall retain an entity, such as an
         -----------------
accounting, auditing, or consulting firm (hereinafter "Independent Review Organization" or "IRO") to perform review procedures to assist Vencor in assessing the adequacy of its billing and compliance practices pursuant to this CIA. This shall be an annual requirement and shall cover a twelve (12) month period. The Independent Review Organization must have expertise in the MDS, the appropriate version of RUGs, Medicare cost reporting principles for long term care hospitals, and any other billing, coding, reporting, or other requirements of the Federal health care programs from which Vencor seeks reimbursement. The IRO must be retained to conduct the assessment of the first year within ninety (90) days of the Effective Date of this CIA.

     The IRO shall conduct two separate engagements. One shall be an analysis of Vencor's submissions to the Federal health care programs to assist Vencor and the OIG in determining compliance with all applicable Federal health care program requirements ("Submission Engagement"). The Submissions Engagement shall assess, in part, Vencor's internal audits, which are described below. The second engagement shall determine whether Vencor is in compliance with this CIA ("Compliance Engagement").

          a. Vencor's MDS Audit. Vencor's Compliance Audit Team ("Compliance Audit") shall implement and oversee an MDS Audit, which shall review Medicare (Part A) claims and shall focus on the MDS, as set forth in the IRO work plan attached as Exhibit B. Vencor shall ensure that the MDS Audit is conducted by qualified individuals (included, but not limited to, clinical and medical personnel). To the extent any facility personnel are involved in the MDS Audits, Vencor shall ensure that the individual who was involved in preparing the original claim (including through input in the entries on the MDS) on behalf of a Vencor facility is not involved in the review of that particular facility's claims submissions to Federal health care programs. In order to ensure the integrity of the MDS Audit process, Vencor will issue a policy emphasizing the importance of accurately completing the reviews discussed below, and the possible consequences, up to and including termination, for failure to comply with this policy.

          b. Submissions Engagement. The Submissions Engagement shall consist of a review of the submissions by Vencor's long term care facilities, long term care hospitals, and pharmacies, as set forth in this Section and the IRO work plan (attached as Exhibit B). For each such review, the IRO or internal auditors shall use the statistical sampling methodology set forth in Section III.D.2.b.ii, below.

     The IRO shall conduct an annual review (the scope of which is specified below in Section III.D.2.b.i) of Vencor's long term care hospitals, long term care facilities, and pharmacies.

               i.  The Scope of Submissions Engagements:

                    (A) The IRO shall review Vencor's performance of the MDS Audit according to the procedures set forth in Exhibit B.

                    (B) The IRO shall conduct a review of long term care hospitals to verify that the cost reports are appropriately placing costs and revenues associated with ancillary services (e.g., respiratory therapy, pharmacy, and mobile x-
                              ----
                    ray) in the proper cost centers.

                    (C) The IRO shall review Vencor's performance of the cost report review according to the procedures set forth in Exhibit B.

                    (D) The IRO shall conduct a review in accordance with the provisions set forth in Exhibit B, including conducting a review of Vencor's pharmacies to verify that in those states where Medicaid requires return drugs to be credited, the pharmacies are appropriately providing credits to the Federal health care programs for unused manufacturers' unit dose drugs in accordance with the procedures set forth in Exhibit B.

                    (E) The IRO shall verify that Vencor has discontinued its mobile diagnostic services business. Should Vencor operate this business in the future, the IRO shall verify that the services reflect proper transportation and portage fees. Specifically, the findings will focus on whether multiple transportation or portage fees are being charged when multiple patients or residents received the diagnostic services at a single location or facility.

                    (F) With respect to each review, regardless of the type of provider or supplier, the Submissions Engagement shall provide the following, as set forth in Exhibit B:

                         (1) findings regarding Vencor's documentation, billing, and reporting operations (including, but not limited to, the operation of the billing system, strengths and weaknesses of this system, internal controls, effectiveness and thoroughness of the internal audit program, and general effectiveness of the system);

                         (2) findings regarding Vencor's procedures and adequacy of controls to correct inaccurate claims and submissions to the Federal health care programs; and

                         (3) findings regarding the steps Vencor is taking and adequacy of controls to bring its operations into compliance or to correct problems identified by MDS Audits, other internal audits or this Submissions Engagement;

               ii.  The Methodology of the Submissions Engagement.

                    (A) When a statistical sample is specified in the scope of the review, the auditing entity shall employ the following methodology: The auditing entity shall select a statistically valid sample of submissions or claims that can be projected to the population of claims for the relevant period. The sample size shall be determined through the use of a probe sample. At a minimum, the full sample must be within a ninety (90) percent confidence level and a precision of twenty-five (25) percent. The probe sample must contain at least thirty (30) sample units and cannot be used as part of the full sample. Both the probe sample and the sample must be selected through random numbers. Vencor and the Independent Review Organization shall use OIG's Office of Audit Services Statistical Sampling Software, also known as "RAT-STATS," which is available through the Internet at:
                    "www.hhs.gov/progorg/oas/ratstat.html."

                    (B) Each annual Submissions Engagement analysis, regardless of whether there is a statistical sample, shall include the following components in its methodology:

                         (1) Submissions Engagement Objective: A statement stating clearly the objective intended to be achieved by the engagement and the procedure or combination of procedures that will be applied to achieve the objective.

                         (2) Submissions Engagement Population: Identify the population, which is the group about which information is needed. Explain the methodology used to develop the population and provide the basis for this determination.

                         (3) Sources of Data: Provide a full description of the source of the information upon which the engagement conclusions will be based, including the legal or other standards applied, documents relied upon, payment data, and/or any contractual obligations.

                         (4) Sampling Unit: Define the sampling unit, which is any of the designated elements that comprise the population of interest (as applicable).

                         (5) Sampling Frame: Identify the sampling frame, which is the totality of the sampling units from which the sample will be selected (as applicable).

          c. Compliance Engagement. The IRO shall also conduct a compliance engagement, which shall provide findings regarding whether the Compliance Officer's certifications with respect to submissions to the Federal Government, Vencor's Compliance Program Infrastructure, Compliance Program, Policies and Procedures, and Training requirements comply with the terms of this CIA. This engagement shall include section by section findings regarding the requirements of this CIA. These section by section findings shall not apply to Section III.D.1 of this CIA or a substantive analysis of whether quality of care standards have been satisfied.

     A complete copy of the IRO's Submissions and Compliance engagements shall be included in each of Vencor's Annual Reports to OIG.

          d. Verification/Validation. In the event that the OIG has reason to believe that Vencor's Submissions Engagement or Compliance Engagement fails to conform to its obligations under the CIA or indicates improper submissions not otherwise adequately addressed in the audit report, and thus determines that it is necessary to conduct an independent review to determine whether or the extent to which Vencor is complying with its obligations under this CIA, Vencor agrees to pay for the reasonable cost of any such review or engagement by the OIG or any of its designated agents.

     E.  Confidential Disclosure Program.
         --------------------------------

     Vencor has established a Confidential Disclosure Program, which includes a toll-free telephone Hotline. The Confidential Disclosure Program enables any individual to disclose, to the Compliance Officer or some other person who is not in the disclosing individual's chain of command, any identified issues or questions associated with Vencor's policies, practices, or procedures with respect to quality of care or a Federal health care program, believed by the individual to be inappropriate. Vencor shall continue to publicize the existence of the Hotline, and, at a minimum, shall post it prominently in the lobby and gathering areas (e.g., dining rooms, activity rooms, waiting rooms) of each of its facilities
 ----
and locations and publicize it in training and newsletters to employees.

     The Confidential Disclosure Program shall continue to emphasize a non-retribution, non-retaliation policy, and shall include a reporting mechanism for anonymous, confidential communication. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather the information in such a way as to elicit all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether further review should be conducted. For any disclosure that is sufficiently specific so that the Compliance Officer or his or her designee reasonably determines further review is warranted, the Compliance Officer shall conduct such further review of the allegations and ensure that appropriate follow-up is conducted and that any inappropriate or improper practice is appropriately addressed.

     The Compliance Officer shall continue to maintain a confidential disclosure log, which shall include a record and summary of each allegation received, the status of the respective investigations, and any corrective action taken in response to the investigation.

     F.  Ineligible Persons.
         ------------------

          1. Definition. For purposes of this CIA, an "Ineligible Person" shall be any individual or entity who: (a) is currently excluded, suspended, debarred or otherwise ineligible to participate in the Federal health care programs; or (b) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. (S) 1320a-7, but has not yet been excluded.

          2. Screening Requirements. Vencor currently has policies and procedures as a part of its hiring process regarding the screening of prospective employees, agents, contractors, and physicians who receive staff privileges to prevent the hiring of, or contracting with, any Ineligible Person. Vencor shall continue to screen all prospective employees, agents, and contractors prior to engaging their services, and screen physicians prior to granting staff privileges by: (a) requiring applicants to disclose whether they are Ineligible Persons; and (b) reviewing the General Services Administration's List of Parties Excluded from Federal Programs (available through the Internet at http://www.arnet.gov/epls) and the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.hhs.gov/oig) (these lists and reports will hereinafter be referred to as the "Exclusion Lists").

          3. Review and Removal Requirement. Within ninety (90) days of the Effective Date of this CIA, to the extent not performed within the past thirty
(30) days, Vencor will review its list of current employees, contractors, and physicians with staff privileges against the Exclusion Lists. Thereafter, Vencor will review the list semi-annually. If Vencor has notice that an employee, contractor, or physician has become an Ineligible Person, Vencor will remove such person from responsibility for, or involvement with, Vencor's business operations related to the Federal health care programs and shall remove such person from any position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the person is reinstated into participation in the Federal health care programs.

          4. Pending Charges and Proposed Exclusions. If Vencor has notice that an employee, contractor, or physician with staff privileges is charged with a criminal offense related to any Federal health care program, or is proposed for exclusion during his or her employment or contract, Vencor shall take all appropriate actions to ensure that the responsibilities of that employee, contractor, or physician do not adversely affect the quality of care rendered to any patient or resident or the accuracy of any claims submitted to any Federal health care program.

     G.  Notification of Proceedings.
         ---------------------------

     Within thirty (30) days of discovery, Vencor shall notify OIG, in writing, of any ongoing investigation or legal proceeding conducted or brought by a governmental entity or its agents involving an allegation that Vencor has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Vencor shall also provide written notice to OIG within thirty
(30) days of the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the proceedings, if any.

     H.  Reporting.
         ---------

          1. Definition of "Overpayment." For purposes of this CIA, an "Overpayment" shall mean the amount of money Vencor has received in excess of the amount due and payable under the Federal health care programs' statutes, regulations or program directives, including carrier and intermediary instructions, but shall not include interim payments subject to reconciliation upon submission of a final cost report or reconciliation of other interim payments (e.g., periodic interim payments [PIP]).
          ----

          2. Definition of "Material Deficiency." For purposes of this CIA, a "Material Deficiency" means anything that involves: (i) a substantial Overpayment relating to any Federal health care program; or (ii) a matter that a reasonable person would consider a potential violation of 42 U.S.C. (S)(S) 1320a-7, 1320a-7a, or 1320a-7b, or other criminal or civil law related to any Federal health care program.

          3. Reporting of Overpayments. If, at any time, Vencor identifies or learns of any billing, reporting, or other policies, procedures and/or practices that have resulted in an Overpayment (as herein defined), Vencor shall notify the payor (e.g., Medicare fiscal intermediary or carrier) within thirty (30)
           ----
days of discovering the Overpayment and take remedial steps within sixty (60) days of discovery (or such additional time as may be agreed to by the payor) to repay the Overpayment and correct the problem, including preventing the underlying problem and the Overpayments from recurring. Notification and repayment to the contractor should be done in accordance with the contractor policies, and, for Medicare contractors, must include the information contained on the Overpayment Refund Form, provided as Exhibit C to this CIA.

          4. Reporting of Material Deficiencies. If Vencor determines that there is a Material Deficiency (as defined herein), Vencor shall notify the OIG within thirty (30) days of discovering the Material Deficiency. The report to the OIG shall include:

          a. a complete description of the Material Deficiency, including the relevant facts, persons involved, and legal and program authorities;

          b. Vencor's actions (and future plans of action) to correct the Material Deficiency; and to prevent such Material Deficiency from recurring;

          c. The information on the Overpayment Refund Form and the payor's name, address, and contact person where the Overpayment (if any) was sent; and

          d. The date of the check and identification number (or electronic transaction number) on which the Overpayment (if any was repaid).

     IV.  New Business Units or Locations
          -------------------------------

     In the event that Vencor purchases or establishes new business units that participate in any Federal health care program after the Effective Date of this CIA, Vencor shall notify OIG of this fact within thirty (30) days of the date of purchase or establishment. This notification shall include the type of facility, location of the new operation(s), phone number, fax number, Federal health care program provider number(s) (if any), and the corresponding payor(s)
(contractor specific) that has issued each provider number.   All Covered
Persons and Covered Contractors at such locations shall be subject to the requirements in this CIA that apply to new Covered Persons and Covered Contractors (e.g., completing certifications and undergoing training). In the
             ----
case of new business units and locations, the obligations of this CIA shall apply only to services or activities occurring after the effective date of the
acquisition or establishment of the new business unit or location.   Vencor
shall use its best efforts to implement the requirements of this CIA in new business units or locations that participate in any Federal health care program as soon as practicable. Notwithstanding any other provisions to the contrary, the terms of this CIA shall not become effective for new business units or locations until six months after the purchase or establishment of such new business units or locations.

V.   Implementation and Annual Reports
     ---------------------------------

     A.  Implementation Report.  Within one hundred and twenty (120) days after
         ---------------------
the Effective Date of this CIA, Vencor shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA. This Implementation Report shall include:

          1. the name, address, phone number and position description of all individuals in positions described in Section III.A;

          2.  the Charters for the Board of Directors' Committee as required in
          Section III.A.1;

          3. the program for internal audits and reviews and a description of the quality of care infrastructure as required in Sections III.A. and III.A.4;

          4.  a copy of Vencor's Code of Conduct required by Section III.B.1;

          5. the summary of the Policies and Procedures required by Section III.B.2;

          6. a description of the training programs required by Section III.C, including a description of the targeted audiences and a schedule of when the training sessions were held and are to be held;

          7. a certification by the Compliance Officer that to the best of his or her knowledge:

               a. the Policies and Procedures required by Section III.B.2 have been developed, are being implemented, and have been made available to all appropriate Covered Persons;

               b. all Covered Persons and Covered Contractors have completed the Code of Conduct certification required by Section III.B.1;

               c. all Covered Persons have completed the training and executed the certification required by Section III.C; and

               d. such certification may also include, if necessary, an explanation of noncompliance.

          8.  a description of the confidential disclosure program required by
          Section III.E;

          9. the identity of the Independent Review Organization(s) and the proposed start and completion date of the engagements for the first year;

          10. a summary of personnel actions taken pursuant to Section III.F;
          and

          11. a list of all of Vencor's locations (including mailing addresses), the corresponding name under which each location is doing business, the corresponding telephone numbers and facsimile numbers, each location's Federal health care program provider identification numbers(s), and the name, address, and telephone number of the payor (specific contractor) that issued each provider identification number.

     B.  Annual Reports.  Vencor shall submit to OIG an Annual Report with
         --------------
respect to the status and findings of Vencor's compliance activities over the one-year period covered by the Annual Report. Each Annual Report shall include:

          1. any change in the identity or position description of individuals in positions described in Section III.A, a change in any of the committees' structure or charter, any change in the internal audit and review program, or any change in the quality of care infrastructure;

          2. a certification by the Compliance Officer that to the best of his or her knowledge:

               a. all Covered Persons and Covered Contractors have completed the annual Code of Conduct certification required by Section III.B.1;

               b. all Covered Persons have completed the training and executed the certification required by Section III.C;

               c.  Vencor has complied with its obligations under the Settlement
               Agreement: (i) not to resubmit to any Federal health care program payors any previously denied claims related to conduct addressed in the Settlement Agreement, and its obligation not to appeal any such denials of claims; and (ii) not to charge to or otherwise seek payment from Federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify and adjust any past charges of unallowable costs;

               d. Vencor has effectively implemented all plans of correction related to problems identified under this CIA, Vencor's Compliance Program, or internal audits or reviews; and

               e. such certification may also include, if necessary, an explanation of noncompliance.

          3. notification of any changes or amendments to the Policies and Procedures required by Section III.B.2 and the reasons for such changes (e.g., change in contractor policy);
                   ----

          4. a summary of the facilities audited or reviewed pursuant to Vencor's internal audit and review program, a summary of the findings of such audit or review, and a summary of the corrective actions taken under the program for internal audits and reviews;

          5. a complete copy of the reports prepared pursuant to the IRO's Submissions and Compliance engagements, including all the information required in Section III.D;.

          6. Vencor's response/corrective action plan to any findings by the IRO;

          7. Vencor's response/corrective action plan to any issues raised by the Monitor;

          8. a summary of Material Deficiencies reported throughout the course of the previous twelve (12) months pursuant to Section III.H, and the corresponding corrective action plans.

          9. a report of the aggregate Overpayments that have been returned to the Federal health care programs that were discovered as a direct or indirect result of implementing this CIA. Overpayment amounts shall be broken down into the following categories: Medicare, Medicaid (report each applicable state separately), and other Federal health care programs;

          10.  a copy of the Hotline confidential disclosure log required by
          Section III.E (excluding any calls that relate solely to human resources issues);

          11. a description of any personnel actions (other than hiring) taken by Vencor as a result of the obligations in Section III.F, and the name, title, and responsibilities of any person who falls within the ambit of Section III.F.4, and the actions taken in response to the obligations set forth in that Section;

          12. a summary describing any ongoing investigation or legal proceeding conducted or brought by a governmental entity involving an allegation that Vencor has committed a crime or has engaged in fraudulent activities, which has been reported pursuant to Section III.G. The statement shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation, legal proceeding or requests for information; and

          13. a description of all changes to the most recently provided list (as updated) of Vencor's locations (including mailing addresses), the corresponding name under which each location is doing business, the corresponding telephone numbers and facsimile numbers, each location's Federal health care program provider identification numbers(s), and the name, address, and telephone number of the payor (specific contractor) that issued each provider identification number.

     The first Annual Report shall be received by the OIG no later than one year and one hundred and twenty (120) days after the effective date of this CIA. Subsequent Annual Reports shall be submitted no later than the anniversary date of the due date of the first Annual Report.

     C.  Certifications.  The Implementation Report and Annual Reports shall
         --------------
include a certification by the Compliance Officer, under penalty of perjury, that: (1) Vencor is in compliance with all of the requirements of this CIA (unless the noncompliance is clearly and explicitly described in the Implementation Report or Annual Report), to the best of his or her knowledge; and (2) the Compliance Officer has reviewed the Report and has made reasonable inquiry regarding its content and believes that, upon such inquiry, the information is accurate and truthful.

VI.  Notifications and Submission of Reports
     ---------------------------------------

     Unless otherwise stated in writing subsequent to the Effective Date of this CIA, all notifications and reports required under this CIA shall be submitted to the entities listed below:

OIG:
---

               Civil Recoveries Branch - Compliance Unit
               Office of Counsel to the Inspector General
               Office of Inspector General
               U.S. Department of Health and Human Services
               Cohen Building, Room 5527
               330 Independence Avenue, SW
               Washington, DC 20201
               Phone  202.619.2078
               Fax    202.205.0604

Vencor:
------
               William M. Altman
               Compliance Officer
               Compliance Department
               Vencor, Inc.
               One Vencor Place
               680 South Fourth Avenue
               Louisville, Kentucky   40202
               Phone  502.596.7161
               Fax    502.596.4075

     Vencor shall provide the OIG with any changes to the above information within fifteen (15) days of any such change.

VII. OIG Inspection, Audit and Review Rights
     ---------------------------------------

     In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s), may examine and photocopy Vencor's books, records, and other documents and supporting materials and/or conduct an on-site review of any of Vencor's facilities, locations, or operations for the purpose of verifying and evaluating: (a) Vencor's compliance with the terms of this CIA; and (b) Vencor's compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by Vencor to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Vencor's employees or contractors who consent to be interviewed at the individual's place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Vencor agrees to assist OIG in contacting and arranging interviews with such individuals upon OIG's request. Vencor's employees and contractors may elect to be interviewed with or without a representative of Vencor present.

VIII.  Document and Record Retention
       -----------------------------

       Vencor shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, one year longer than the term of this CIA (or longer if otherwise required by law).

IX.    Disclosures
       -----------

       The OIG will follow all applicable Federal laws concerning privacy and confidentiality, including the Federal Privacy Act, 5 U.S.C. (S) 552a, to the greatest extent allowed by law.

       Consistent with HHS's Freedom of Information Act ("FOIA") procedures, set forth in 45 C.F.R. Part 5, the OIG shall make a reasonable effort to notify Vencor prior to any release by OIG of information submitted by Vencor pursuant to its obligations under this CIA and identified upon submission by Vencor as trade secrets, commercial or financial information and privileged and confidential under the FOIA rules. Vencor shall refrain from identifying any information as trade secrets, commercial, or financial information and privileged and confidential that does not meet the criteria for exemption from disclosure under FOIA. With respect to the disclosure of information, Vencor shall have the rights set forth in 45 C.F.R. (S) 5.65(d). The OIG shall seek to protect confidential information under the FOIA rules to the greatest extent allowed by law. The OIG shall provide the pre-disclosure notice required pursuant to 45 C.F.R. (S) 5.65(d) to the Compliance Officer at the address provided in Section VI.

     Nothing in this CIA, or any communication or report made pursuant to this CIA, shall constitute or be construed as a waiver by Vencor of Vencor's attorney-client, work product, peer review, or other applicable privileges, including, without limitation, the protections contained in 42 C.F.R. (S) 473.75(o). Notwithstanding that fact, the existence of any such privilege does not affect Vencor's obligations to comply with the provisions of this CIA.

X.   Breach and Default Provisions
     -----------------------------

     Vencor is expected to fully and timely comply with all of the obligations herein throughout the term of this CIA or other time frames herein agreed to (subject to Vencor's right to request extensions of time in accordance with Section X.B.2).

     A.  Stipulated Penalties for Failure to Comply with Certain Obligations.
         -------------------------------------------------------------------
As a contractual remedy, Vencor and OIG hereby agree that failure to comply with certain obligations set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as "Stipulated Penalties") in accordance with the following provisions.

          1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Vencor fails to have in place any of the following:

               a.   a Compliance Officer;

               b.   Compliance Committees;

               c.   Audit and Compliance Committee of the Board of Directors;

               d.   a program for performing internal audits and reviews;

               e.   a written Code of Conduct;

               f.   written Policies and Procedures;

               g.   a Training Program; and

               h.   a Confidential Disclosure Program.

          2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Vencor fails meet any of the deadlines (or any extension granted by the OIG) to submit the Implementation Report or the Annual Reports to the OIG.

          3. A Stipulated Penalty of $2,000 (which shall begin to accrue on the date the failure to comply began) for each day Vencor:

              a. hires, enters into a contract with, or grants staff privileges to an Ineligible Person after that person has been listed by a federal agency as excluded, debarred, suspended or otherwise ineligible for participation in the Medicare, Medicaid or any other Federal health care program (as defined in 42 U.S.C. (S) 1320a-7b(f)) (this Stipulated Penalty shall not be demanded for any time period during which Vencor can demonstrate that it did not discover the person's exclusion or other ineligibility after making a reasonable inquiry (as described in Section III.F) as to the status of the person); or

              b. employs, contracts with, or grants staff privileges to an Ineligible Person and that person: (i) has responsibility for, or involvement with, Vencor's business operations related to the Federal health care programs; or (ii) is in a position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds (this Stipulated Penalty shall not be demanded for any time period during which Vencor can demonstrate that it did not discover the person's exclusion or other ineligibility after making a reasonable inquiry (as described in Section III.F) as to the status of the person).

          4. A Stipulated Penalty of $1,500 (which shall begin to accrue on the date the Vencor fails to grant access) for each day Vencor fails to grant access to the information or documentation as required in Section VII of this CIA.

          5.  A Stipulated Penalty of $1,000 (which shall begin to accrue ten
(10) days after the date that OIG provides notice to Vencor of the failure to comply or any extensions granted by the OIG) for each day Vencor fails to comply fully and adequately with any obligation of this

CIA, including those that are under the purview of the Monitor. In its notice to Vencor, the OIG shall state the specific grounds for its determination that Vencor has failed to comply fully and adequately with the CIA obligation(s) at issue and a basis for Vencor to cure noncompliance that will be deemed acceptable to the OIG before accrual of any penalty hereunder. With respect to the Stipulated Penalty provision described in this Section X.A.5 only, the OIG shall not seek a Stipulated Penalty if Vencor demonstrates to the OIG's satisfaction that the alleged failure to comply could not be cured with the ten
(10) day period, but that: (i) Vencor has begun to take action to cure the failure to comply; (ii) Vencor is pursuing such action with due diligence, and
(iii) Vencor has provided to OIG a reasonable timetable for curing the failure to comply.

     B.  Payment of Stipulated Penalties.
         -------------------------------

         1. Demand Letter. Upon a finding that Vencor has failed to comply with any of the obligations described in Section X.A and determining that Stipulated Penalties are appropriate, OIG shall notify Vencor by personal service or certified mail of: (a) Vencor's failure to comply; and (b) the OIG's exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is hereinafter referred to as the "Demand Letter").

     Within fifteen (15) days of the date of the Demand Letter, Vencor shall either: (a) cure the breach to the OIG's satisfaction and pay the applicable Stipulated Penalties; or (b) request a hearing before an HHS administrative law judge ("ALJ") to dispute the OIG's determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.D. In the event Vencor elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Vencor cures, to the OIG's satisfaction, the alleged breach in dispute; however, the payment of such accrued Stipulated Penalties shall remain pending until the ALJ determination. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.C.

       2. Timely Written Requests for Extensions. The OIG will reasonably consider any timely written request by Vencor for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one (1) day after Vencor fails to meet the revised deadline as agreed to by the OIG-approved extension. Notwithstanding any other provision in this Section, if the OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until two (2) business days after Vencor receives OIG's written denial of such request or when the original obligation becomes due, whichever is later. A "timely written request" is defined as a request in writing received by OIG at least five (5) business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

     3. Form of Payment. Payment of the Stipulated Penalties shall be made by certified or cashier's check, payable to "Secretary of the Department of Health and Human Services," and submitted to OIG at the address set forth in Section VI.

     4. Independence from Material Breach Determination. Except as otherwise noted, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for the OIG's determination that Vencor has materially breached this CIA, which decision shall be made at the OIG's discretion and governed by the provisions in Section X.C, below.

 C.  Exclusion for Material Breach of this CIA
     -----------------------------------------

     1.   Material Breach.  A material breach of this CIA means:

          a. a failure to address concerns raised by the Monitor regarding the quality of care provided to patients or residents, as set forth in
             Section III.D.1.a of this CIA;

          b. a failure by Vencor to report a material deficiency, take and enforce corrective action and pay the appropriate refunds, as provided in Section III.D and Section III.H;

          c. repeated, systemic, or flagrant violations of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A of this CIA;

          d. a failure to respond to a Demand letter concerning the payment of Stipulated Penalties in accordance with Section X.B above; or

          e. a failure to retain and use an Independent Review Organization for review purposes or to fund the Monitor in accordance with Section III.D.

     2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Vencor constitutes an independent basis for Vencor's exclusion from participation in the Federal health care programs (as defined in 42 U.S.C. (S) 1320a-7b(f)). Upon a determination by OIG that Vencor has materially breached this CIA and that exclusion should be imposed,
the OIG shall notify Vencor by certified mail of:   (a) Vencor's material breach
and the specific nature of the breach; and (b) OIG's intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the "Notice of Material Breach and Intent to Exclude"). The exclusion may be directed at the corporation, or one or more providers or suppliers, depending upon the facts of the breach.

     3. Opportunity to cure. Vencor shall have thirty-five (35) days from the date of the Notice of Material Breach and Intent to Exclude Letter to demonstrate to the OIG's satisfaction that:

          a.   Vencor is in full compliance with this CIA;

          b.   the alleged material breach has been cured; or

          c. the alleged material breach cannot be cured within the thirty-five (35) day period, but that: (i) Vencor has begun to take action to cure the material breach; (ii) Vencor is pursuing such action with due diligence; and (iii) Vencor has provided to OIG a reasonable timetable for curing the material breach.

     4. Exclusion Letter. If at the conclusion of the thirty-five (35) day period, Vencor fails to satisfy the requirements of Section X.C.2, OIG may exclude Vencor from participation in the Federal health care programs. OIG will notify Vencor in writing of its determination to excluded Vencor (this letter shall be referred to hereinafter as the "Exclusion Letter"). Subject to the Dispute Resolution provisions in Section X.D, below, the exclusion shall go into effect thirty (30) days after the date of the Exclusion Letter. The exclusion shall have national effect and will also apply to all other federal procurement and non-procurement programs. If Vencor is excluded under the provisions of this CIA, Vencor may seek reinstatement pursuant to the provisions at 42 C.F.R.
(S)(S) 1001.3001-.3004.

 D.  Dispute Resolution
     ------------------

     1. Review Rights. Upon the OIG's delivery to Vencor of its Demand Letter or its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under the obligation of this CIA, Vencor shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. (S) 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG's determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an ALJ and, in the event of an appeal, the Departmental Appeals Board ("DAB"), in a manner consistent with the provisions in 42 C.F.R. (S)(S) 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. (S) 1005.2(c), a request for a hearing involving Stipulated Penalties shall be made within fifteen (15) days of the date of the Demand Letter, and the request for a hearing involving exclusion shall be made within thirty (30) days of the date of the Exclusion Letter.

     2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be:
(a) whether Vencor was in full and timely compliance with the obligations of this CIA for which the OIG demands payment; (b) the period of noncompliance; and
(c) with respect to a Stipulated Penalty authorized under Section X.A.5 only and in situations where the Monitor is not involved, whether the failure to comply could not be cured within the ten (10) day period, but that by the end of that period: (i) Vencor had begun to take action to cure the failure to comply; (ii) Vencor was and is pursuing such action with due diligence; and (iii) Vencor had provided to OIG a reasonable timetable fore curing the breach which is being followed. Vencor shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. If the ALJ finds for the OIG with regard to a finding of a breach of this CIA and orders Vencor to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable twenty (20) days after the ALJ issues such a decision notwithstanding that Vencor may request review of the ALJ decision by the DAB.

     3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be: (a) whether Vencor was in material breach of this CIA; (b) whether such breach was continuing on the date of the Exclusion Letter; and (c) whether the alleged material breach could not be cured within the thirty-five (35) day period, but that: (i) Vencor has begun to take action to cure the material breach; (ii) Vencor is pursuing such action with due diligence; and (iii) Vencor has provided to OIG a reasonable timetable for curing the material breach.

   For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision that is favorable to the OIG. Vencor's election of its contractual right to appeal to the DAB shall not abrogate the OIG's authority to exclude Vencor upon the issuance of the ALJ's decision. If the ALJ sustains the determination of the OIG and determines that exclusion is authorized, such exclusion shall take effect twenty (20) days after the ALJ issues such a decision, notwithstanding that Vencor may request review of the ALJ decision by the DAB.

     4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB's decision (or the ALJ's decision if not appealed) shall be considered final for all purposes under this CIA.

     5. Review by Other Agencies. Subject to Section III.D.1.h., nothing in this CIA shall affect the right of HCFA or any other Federal or state agency to enforce any statutory or regulatory authorities with respect to Vencor's compliance with applicable Federal and state health care program requirements.

XI.  Effective and Binding Agreement
     -------------------------------

     Consistent with the provisions in the Settlement Agreement pursuant to which this CIA is entered, and into which this CIA is incorporated, Vencor and OIG agree as follows:

     A. This CIA shall be binding on the successors, assigns, and transferees of Vencor except that the obligations of this CIA shall not apply to facilities, business units or locations that Vencor or a Vencor successor does not own or operate as a result of an asset sale to an unrelated third party;

     B. This CIA shall become final and binding on the date the final signature is obtained on the CIA and shall incorporate by reference any other Corporate Integrity Agreements obligating Vencor or any of its facilities, business units or locations at the time of execution of this CIA;

     C. Any modifications to this CIA shall be made only with the prior written consent of the parties to this CIA; and

     D. The undersigned Vencor signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

                              On Behalf of Vencor



------------------------------------------------     -------------------------
Edward L. Kuntz                                                 DATE
President, Chairman, and Chief Executive Officer




------------------------------------------------     -------------------------

William M. Altman                                               DATE
Vice President and Compliance Officer



                  On behalf of the Office of Inspector General
                 of the Department of Health and Human Services




------------------------------------------------     -------------------------
LEWIS MORRIS                                                   DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U.S. Department of Health and Human Services

                                   EXHIBIT A
                                   ---------
                            VENCOR MONITOR TASK LIST
                            ------------------------


THIS DOCUMENT IS DESIGNED TO PROVIDE GUIDANCE TO THE MONITOR; IT MAY BE AMENDED AT ANY TIME CONSISTENT WITH THE TERMS OF THE CORPORATE INTEGRITY AGREEMENT ("CIA"). NOTHING IN THIS TASK LIST SHOULD BE INTERPRETED TO LIMIT THE TERMS AND CONDITIONS OF THE CIA.

I. Analysis of the Quality Compliance Infrastructure

   A. Board of Directors: Existence of the Board level committee with a quality improvement function.

       1.  Existence of a Charter.
       2. Analysis of whether the Charter reflects the duties and responsibilities set forth in the CIA.
       3.  Review of minutes with an analysis of whether the committee is:
           a. carrying out the duties and responsibilities set forth in the CIA;
           b. receiving the information necessary to ensure that Vencor has a system in place to respond to Federal, state, internal, and external reports of quality of care issues and that such system functions effectively; and
           c. providing the direction and support necessary to enable the organization to address quality of care issues in a timely and effective manner.

   B.  Corporate Compliance Committees:  Existence of Quality Assurance
Committees

       1. Review of individuals appointed to the Committee to ensure that those individuals have the authority to carry out the duties and responsibilities set forth in the CIA.
       2.  Review of minutes and analysis of Committees' effectiveness.
           a.  are the meetings being conducted on a regular basis?
           b.  are the Committees receiving and analyzing quality data reports?
           c. are the Committees ensuring that investigations are being conducted where necessary to determine the scope and severity of the problem and corrective action plans are initiated where appropriate?
           d. are the Committees monitoring development and implementation of corrective action plans, ensuring that follow up occurs, making necessary adjustments to corrective action plans, and ensuring that such correction is effectively maintained over time? and
           e. are the Committees recommending and implementing changes to policies and procedures and training where appropriate and necessary?

   C.  Internal Review Functions

       1. Existence of sufficient resources to conduct internal reviews in order to obtain data concerning the treatment of patients and residents at Vencor facilities (as defined in the CIA).

       2. Analysis of whether the individuals conducting the internal review functions have the appropriate qualifications, have been sufficiently trained, and are appropriately supervised.

       3.  Analysis of the effectiveness of internal review functions.
           a. ability to identify the problem and/or opportunities for quality improvement;
           b.   ability to determine the scope of the problem (e.g., is it
                                                               ----
isolated or systemic) and/or opportunities for system-wide quality improvement;
           c. ability to create corrective action plans and/or disseminate throughout the system best practices on quality improvement programs;
           d. ability to execute the corrective action plans or implement quality improvement programs; and

           e. ability to evaluate whether the assessment, corrective action plan, execution of the plan and quality improvement efforts were effective, reliable, thorough, and maintained over time.

   D.  Other Quality Compliance Infrastructure

       1. Analysis of whether there is an infrastructure that allows information concerning quality of care at the facilities to be communicated to the personnel with the authority to make decisions about that information (are data reports being reviewed to identify potential quality problems at the facility, district, regional and corporate levels).
       2. Analysis of whether there is an infrastructure that allows the decisions that are made concerning quality of care at the facilities to be communicated to the personnel with the authority to carry out those decisions and that follow up occurs to ensure that any corrective action or other decisions are implemented and maintained over time.
       3. Analysis of whether there is an infrastructure that allows the personnel that are carrying out those decisions to communicate the effectiveness of the decision.
       4. Analysis of whether there are staff compensation and reward policies that: (a) promote quality of resident and patient care; and (b) do not inhibit the quality of resident or patient care, and that there is an infrastructure to effectively carry out such appropriate staff compensation and reward policies.
       5. Assessment of whether facility site visits are occurring to verify whether potential quality problems are being appropriately identified and acted upon.

   E. Effectiveness and Accessibility of the Compliance Officer and the Compliance Staff (including the Chief Medical Advisor)

       1. Analysis of whether the Compliance Officer and Compliance Staff are accessible when necessary to assist in making decisions that impact the quality of care of the patients and residents at Vencor facilities.
       2. Analysis of the involvement of the Compliance Officer and the Compliance Staff in the Compliance Committees.
       3. Analysis of whether the Compliance Officer is providing accurate and complete reports to the Board of Directors' Quality Assurance Monitoring Committee.
       4. Analysis of the effectiveness of the Compliance Officer and the Compliance Staff:
           a.  ability to identify the problem;
           b. ability to determine the scope of the problem (e.g. is it isolated or systemic);
           c.  ability to create corrective action plans;
           d.  ability to execute the corrective action plans; and
           e. ability to evaluate whether the assessment, corrective action plan, and execution of the plan were effective, reliable, thorough, and maintained over time.

II.  Analysis of the Policies and Procedures and Training

     A. Analysis of the substance of the Policies and Procedures relating to quality of care to determine if they assist the employees in providing quality of care to the patients and residents at Vencor and are in accordance with professionally recognized standards of care.

         1.  Assessment of the clarity of policies and procedures.
         2. Assessment of the distribution and availability of policies and procedures.
         3.  Assessment of the enforcement of  policies and procedures.

      B. Training related to Quality of Care.

         1.  Review of training materials.
         2. Assessment of whether the clinical issues are being appropriately identified and effectively communicated.
         3. Assessment of impact of training in maintaining appropriate implementation of care in targeted areas over time.

III.  Analysis of Quality Related Data

      A. Existence of a system to collect, report, analyze, and disseminate data on quality of care, including, but not limited to, deficiency data, MDS data, hotline or other complaints, incident, accident, neglect, and abuse reports, CHSRA quality indicators, hospital key indicator variables, resident and patient satisfaction surveys, and JCAHO reports.

       1.  Analysis of the integrity of this system.
           a.  accuracy of the data being supplied;
           b.  system controls that maintain the accuracy of the data;
           c.  availability of the data to the appropriate personnel; and
           d.  timeliness of the data.
       2. Existence of appropriate and adequate red flag thresholds for use in quality improvement process.
       3. Existence of adequate consistent reporting mechanism for determining staffing ratios and levels.
       4.  Existence of a system to determine the level of agency staff usage.
       5. Existence of a system to ensure that the incident, accident, abuse, and neglect reports are being created and centrally maintained. and are of a nature to allow the Quality Assurance Committees meaningful information to be able to determine: 1) if there is a quality of care problem; and 2) the full scope and severity of the problem.

   B. Access to incident, accident, neglect, and abuse reports to determine the accuracy of the reports.

   C. Analysis of whether Vencor accurately determines whether the incidents, accidents, neglect or abuse reports are related to quality of care issues, and if so, whether they are appropriately investigated to determine the scope and severity of the problem, and, if warranted, that corrective action was taken.

   D. Analysis of whether complaints related to quality of care (including, but not limited to, those received through the hot line) are appropriately investigated to determine the scope and severity of the problem, and, if warranted, that corrective action was taken and monitored to ensure permanent correction over time.

IV. Mechanisms to analyze the effectiveness and thoroughness of Vencor's implementation of the CIA.

   A. Access to data, employees, residents, patients as specified in the CIA, subject to the confidentiality provisions of the CIA and applicable law.

   B. Facility visits, ability to copy data, including, but not limited to, patient/resident records and other appropriate documents, subject to the confidentiality provisions of the CIA and applicable law.

   C.  Attendance at Board Meetings.

   D. Attendance at committee meetings at the corporate, regional, district and facility level.

   E.  Attendance at training sessions.

V. Reporting to Government and Vencor on Monitoring Activities

   A.  Quarterly reports to Vencor and OIG.

   B.  Annual reports to OIG on costs incurred.

   C.  Reports as required by law and specified in the CIA.

D. Reports on systemic or repeated problems to the Consortium and to Vencor as specified in the CIA.

                                   EXHIBIT B
                                   ---------
                                 IRO WORKPLAN
                                 ------------

NOTHING IN THIS WORKPLAN SHOULD BE INTERPRETED TO LIMIT THE TERMS AND CONDITIONS OF THE CIA

Long Term Care Facilities: Analysis of Claims Submitted to the Federal Health
-----------------------------------------------------------------------------
Care Programs
-------------

I.   Vencor's Minimum Data Set Audit

     A.  General

         1. Vencor's Compliance Audit Team shall conduct a Minimum Data Set ("MDS") audit that shall review Long Term Care Facilities Medicare Part A claims and shall focus on the MDS.

         2. Vencor shall ensure that only qualified individuals, including, but not limited to, clinical and medical personnel, conduct the MDS audit. To the extent that any Long Term Care Facilities personnel are involved in the MDS audits, Vencor shall ensure that the individual who was involved in preparing the original claim, including through the input of the entries on the MDS, on behalf of the Vencor Long Term Care Facilities, is not involved in the review of that particular Long Term Care Facility's claims submission to Federal health care programs.

         3. The MDS audit shall consist of a variable appraisal sample (dollar amount in error). Because this engagement is designed as a variable appraisal, for purposes of determining dollar amounts associated with errors, the final sampling unit shall be a single (UB-92) and each associated MDS.

         4. Vencor utilizes a Data Warehouse that acts as a central, intermediary processor of coding and billing information before sending this information back to the Long Term Care Facilities for billing. For the purpose of the MDS audit, the population shall consist of Medicare Part A claims grouped together through Vencor's Data Warehouse for each Long Term Care Facility that were processed for payment during the period of audit. The audit period for the first annual MDS review shall be defined as beginning the Effective Date of the Corporate Integrity Agreement through the start date of the specific MDS review. The audit period for each subsequent MDS review shall be defined as including the twelve
              (12) month period preceding the starting date of the MDS review. For each annual MDS review, the audit pool from which Vencor will randomly select the claims to review will include those claims with a date of service during the relevant audit period.

         5. The MDS audit shall consist of a two-stage process of claim review. The first stage shall be conducted using a sample of fifteen (15) percent of the Long Term Care Facilities. This sample shall consist of at least one (1) Long Term Care Facility chosen randomly from each District, and an additional seventeen (17) facilities chosen randomly, but in no event less than forty-five
              (45) Long Term Care Facility MDS audits per audit year. In the event that Vencor performs an investigation of a Long Term Care Facility where the Compliance Audit Team conducts an MDS review, Vencor may include that Long Term Care Facility as one of the 45 MDS audits, as long as the procedures set forth in this CIA with respect to MDS claim review and MDS claim sample sizes are met.

         6. If, in any audit year, Vencor's Compliance Audit Team cannot complete the number of MDS audits required under this workplan, the IRO shall complete the balance of the MDS audits.

         7. Vencor shall retain copies of all of its work papers compiled with respect to its internal audits, which work papers shall be available to the OIG upon request.

         8. If Vencor becomes aware that any facilities (including those not selected to be included as part of an annual MDS Audit) are potentially experiencing noncompliance with the Federal health care program requirements for claims submissions, Vencor shall, after reasonably determining further review is warranted, in addition to its other CIA obligations, conduct a review of the situation. If warranted, Vencor shall develop a plan of correction and conduct appropriate follow-up to ensure that any inappropriate or improper practice related to claims submission identified is appropriately addressed, and shall report all such instances to the OIG, if required by the terms of this CIA.

     B.  Stage 1 of the MDS audit

         1.   Conducting the probe sample audit

              a) Stage 1 shall consist of a probe sample of thirty (30) claims at each Long Term Care Facility selected as part of the random sample.

              b) The Compliance Officer, or his or her designee, shall select a stratified random sample of paid Medicare Part A claims (UB-92) throughout the year for each of the Long Term Care Facilities selected by the Compliance Officer or his/her designee.

              c) The probe sample shall not be used as part of any full sample reviewed during Stage 2 of the MDS audit.

              d) The probe sample shall be used to identify Long Term Care Facilities that have exceeded a designated financial error rate and to determine the appropriate sample sizes for expanded sample reviews of the designated Long Term Care Facilities in accordance with specified RAT-STATS parameters.

         2.   Selection of facilities for Stage 2 of the MDS audit

              a) Vencor shall conduct Stage 2 of the MDS audit for each individual Long Term Care Facility selected as part of the probe sample for which the financial error rate in Stage 1 was greater than 5% (i.e., based upon a downward change in a
                                        ---
                   Resource Utilization Group ["RUG"] assignment that would result in an overpayment). For the purposes of this CIA, the following definition applies: an "overcode error" is defined as a downward change in a RUG assignment that would result in an overpayment.

              b) Nothing in this section shall relieve Vencor of its responsibility to correct inaccuracies noted in this probe sample. The 5% financial error threshold only applies to criteria for sample expansion, not for extrapolation of an error rate.

     C.  Stage 2 of the MDS audit

         1.   Selecting the full sample audit

              a) Stage 2 shall consist of a full sample of Medicare Part A claims (UB-92), that have been randomly selected by Vencor's Compliance Audit Team using RAT-STATS, during the annual reporting period by each applicable Long Term Care Facility.

              b) The full sample shall contain a sufficient number of sample units to generate sample results that provide, at a minimum, a 90% confidence interval and a maximum precision (relative precision i.e., semi-width of the confidence interval) of
                             ---
                   plus or minus 25% of the point estimate (i.e., the upper and
                                                            ---
                   lower bounds of the 90% confidence interval shall not exceed 125% and shall not fall below 75% of the midpoint of the confidence interval, respectively).

         2.   Conducting the claim review

              a) The IRO shall assist Vencor's Compliance Audit Team with the development of the necessary MDS audit tools and with executing the appropriate sampling methodology.

              b) For each claim selected in Stage 1 and Stage 2, Vencor's Compliance Audit Team shall review the MDS and the medical record documentation supporting the MDS. The review process shall entail an evaluation of the MDS and verification that each entry that affects the RUG code outcome for the MDS is supported by the medical record for the corresponding period of time consistent with the assessment reference date ("ARD") specified on the MDS.

              c) For both the probe and full sample MDS billing reviews, the Compliance Audit Team shall perform the following steps:

                   1)   Utilizing the Data Warehouse, the Compliance Audit Team
                          shall obtain a computer download in either an ASCII, Lotus 1-2-3 or Microsoft Excel format, of the total Medicare Part A population from each randomly selected Long Term Care Facility during the audit period (if a computer download is not available, then a computer-generated printout);

                   2)   The Compliance Audit Team shall identify the population
                          of Medicare Part A claims for each Long Term Care Facility in the audit year. For the probe sample, the Team shall select a probe of thirty (30) sampling units from each Long Term Care Facility's total Medicare Part A claims population. For the full sample, the Team shall select a sufficient number of sampling units to meet the parameters of Section I.C.1.b. from each Long Term Care Facility's total Medicare Part A claims population;

                   3)   The Compliance Audit Team shall notify each Long Term
                          Care Facility for which claims were selected as part of the probe sample and obtain all appropriate medical record, billing and related support documentation;

              d) The Compliance Audit Team shall perform an evaluation of the MDS and verify that the variables that affect the RUG assignment outcome for the MDS are supported by the medical record for the corresponding time period consistent with the assessment reference date specified in the MDS. This shall include the following issues:

                   1)   The accuracy of the MDS coding and the resulting RUG
                          category selection based on the documentation within the medical record. The review of the MDS and related documentation shall include the following:

                        -    assessment reference date for accuracy;
                        - activities of daily living and the look-back period used;
                        - special treatments and procedures along with the look-back periods;
                        -    nursing restorative with look-back periods;
                        - supplement for PPS with look-back periods used (e.g., estimated therapies and minutes for the 5-Day MDS); and

                        -    resulting RUG category.

                   2) The demonstration of medical necessity in the medical record by verifying the presence of physician orders for the services reflected as necessary in the MDS;

                   3) The accuracy of the associated claims for reimbursement (UB-92 forms). These claims shall be reviewed for the following:

                        -    coverage period;
                        -    revenue codes;
                        - HIPPS codes (RUG categories and the modifiers for assessment type); and
                        -    Units of service.

              e) In those cases where an incorrect MDS has been identified, Vencor's Compliance Audit Team shall re-enter data from that MDS into Vencor's grouper software to verify that the correct RUG code assignment was properly assigned on the UB-92.

              f) Vencor's Compliance Audit Team shall log a financial error rate if there is insufficient support for an MDS data point(s) that results in a downward change in RUG assignment that would result in an overpayment.

II.  IRO's Submission Engagement

     A.  MDS audit

         1. The IRO shall review Vencor's performance of the MDS audit. The IRO shall review and verify the processes and controls used by Vencor's Compliance Audit Team in the MDS audit. In addition, the IRO shall conduct its own analysis of a random sample of 10% of the claims reviewed in the MDS audit subject o II.A.4 below.

         2. The IRO shall conduct its reviews following the same standards set forth in Section I above with respect to the manner in which Vencor's Compliance Audit Team is to implement and oversee its review process, including, but not limited to, an evaluation of the MDS and verification that each entry that affects the RUG code outcome for the MDS is supported by the medical record.

         3. For its independent MDS audit, the IRO shall utilize its own MDS data entry software program to compare resulting outputs (i.e., RUGs).

         4. The IRO shall conduct a review of those facilities targeted by Vencor's internal audit because they were potentially experiencing noncompliance with the

              Federal health care program requirements to determine, through review of Vencor's work papers and other relevant documents, if
              Vencor:

              a)   Appropriately identified the problem;
              b)   Appropriately determined the scope of the problem;
              c)   Appropriately created and executed a corrective action plan;
                   and
              d) Evaluated whether the corrective action plan, and execution of the plan were effective, reliable, thorough, and maintained over time.

              The IRO's review under this Section shall be incorporated into and count towards the IRO's review under Section II.A.1. of this Workplan.

         5. The IRO shall also perform a process review of the methodologies and controls used by Vencor's Compliance Audit Team as part of the MDS audit. With respect to the process review, the IRO shall verify the following steps taken by Vencor's Compliance Audit Team and note, where appropriate, identified exceptions:

              a) that the statistical sampling methodology is consistent with CIA requirements;
              b)   that the audit focuses on Medicare Part A claims and MDS;
              c)   that applicable facility personnel are not part of the audit;
              d) that Vencor has communicated a policy regarding the submission of claims and consequences;
              e) that the audit is represented by the appropriate sampling units (a single UB-92 claim);
              f) that the MDS audit addressed the appropriate number of facilities;
              g) that the MDS audit begins with a probe sample of randomly selected thirty (30) sampling units;
              h) that the probe sample was used to identify the full audit sample via RAT-STATS;
              i)   that the probe sample was not used for the full MDS audit;
              j) that the MDS audit reviewed both billing and medical record documentation;
              k) that the MDS audit meets the selection criteria (90% confidence, 25% precision); and
              l)   the maintenance of complete work papers.

         6. The IRO shall communicate the results of its independent review to the OIG in the Annual Report. In the Annual Report, the IRO shall address the following components in its methodology:

              a) Submission engagement objective - a clear statement of the objective intended to be achieved by the submission engagement and the procedure or combination of procedures that shall be applied to achieve the objective.

              b) Submission engagement population - the identity of the population that is the group about which information is needed and an explanation of the methodology used to develop the population and provide the basis for this determination.

              c) Sources of data - a full description of the source of the information upon which the submission engagement conclusions shall be based, including the legal and other standards applied, documents relied upon, payment data and/or any contractual obligations.

              d)   Sampling unit - a definition of the sampling unit (i.e., paid
                                                                      ----
                   claim), that is any of the designed elements that comprise the population of interest.

              e) Sampling frame - the identity of the sampling frame, that is the totality of the sampling units from which the sample shall be selected.

         7. The IRO shall also provide the following for the submission engagement:

              a) The IRO's findings regarding Vencor's documentation, billing and reporting (e.g., reporting of MDS and other information
                                  ----
                   relevant to the RUG) operations, including, but not limited to, the operation of the reporting system and presence of internal controls.

              b) The IRO's findings regarding whether Vencor is submitting accurate claims and resident assessments (i.e., MDS).
                                                             ----

              c) The IRO's findings regarding Vencor's procedures and adequacy of controls to correct inaccurate claims and resident assessments (i.e., MDS).
                                ----

              d) The IRO's findings regarding whether Vencor has complied with its obligation under this Settlement Agreement:
                   1) not to resubmit to any Federal health care program payers any previously denied claims related to conduct addressed in the Settlement Agreement; and

                   2) not to charge to, or otherwise seek payment from, Federal payers for unallowable costs (as defined in the Settlement Agreement) and its obligations to identify and adjust any past charges for unallowable costs.

              e) The IRO's findings regarding the steps that Vencor is taking and the adequacy of controls to bring its operations into compliance or to correct problems (including whether Vencor has effectively implemented corrective action plans to address such problems) identified by these engagements, internal or external audits or fiscal intermediary audits.

Long Term Care Hospitals: Analysis of Claims Submitted to the Federal Health
----------------------------------------------------------------------------
Care Programs
-------------

I.   Vencor's Medicare Cost Report Review

     A. In each audit year, Vencor's Compliance Audit Team shall conduct a facility cost report and applicable home office cost report review for 10%, but no fewer than six (6), randomly selected Long Term Care Hospitals' Medicare cost reports.

     B. If, in any audit year, Vencor's Compliance Audit Team cannot complete the facility and home office Medicare cost report reviews for 10%, but no fewer than six (6), Long Term Care Hospitals, the IRO shall complete the balance of the cost report reviews.

     C. These Long Term Care Hospital Medicare cost report reviews shall include tests of square footage statistics, payroll costs, other operating costs, the proper classification of costs as reported in the general ledger and the proper placement of revenue and costs associated with ancillary services in the proper cost centers. Procedures to be performed include:

         1. Review the cost reports selected under I.A. of this Workplan and related working papers prepared and filed for the audit year for completeness and accuracy;

         2. Interview the Vencor representatives responsible for submission and compilation of data used in preparation of the annual Medicare cost reports, including the preparation of supporting work papers, in order to evaluate the integrity of the data collection and reporting process underlying those reports;

         3. Review selected general ledger accounts to verify that expenses are being handled according to Vencor policy and Medicare program requirements (i.e., expenses are properly classified on the General Ledger and unallowable expenses are excluded);

         4. Review the Cost Report Form HCFA 339 for accuracy and completeness;

         5. Evaluate whether past cost report intermediary audit findings are properly addressed in current cost reports.

     D. If Vencor becomes aware that any facilities (including those not selected to be included as part of a scheduled cost report audit) are potentially experiencing noncompliance with the Federal health care program requirements for claims submissions, Vencor shall, after reasonably determining further review is warranted, in addition to its other CIA obligations, conduct a review of the situation. If warranted, Vencor shall implement a plan of correction and conduct appropriate follow-up to ensure that any inappropriate or improper practice related to claims submission identified is appropriately addressed, and shall report all such instances to the OIG, if required by the terms of this CIA.

     E. Vencor shall retain copies of all of its work papers compiled with respect to its internal audits, which work papers shall be available to the OIG upon request.

     F. Vencor shall ensure that qualified individuals conduct these audits, and that the individuals performing these audits are not involved in the process of submitting the cost report, including, but not limited to providing information or oversight for the cost report that is being audited.

II.  IRO's Submission Engagement

     A. The IRO shall perform agreed-upon procedures on selected Medicare cost reports designed to determine that the expenses, as reported in each Long Term Care Hospital's financial statements, are accurately summarized in the cost reports and that the cost reports are filed in accordance with Federal health care program requirements.

     B. The IRO shall thus review the methodology and findings of three (3) cost report reviews conducted by Vencor's Compliance Audit Team as set forth in the IRO Workplan for the MDS audit, as applicable.

     C. The IRO shall conduct a review of those facilities targeted by Vencor's internal audit because they were potentially experiencing noncompliance with the Federal health care program requirements to determine, through review of Vencor's work papers and other relevant documents, if Vencor:

         1.   Appropriately identified the problem;
         2.   Appropriately determined the scope of the problem;
         3.   Appropriately created and executed a corrective action plan; and
         4. Evaluated whether the corrective action plan, and execution of the plan were effective, reliable, thorough, and maintained over time.

         The IRO's review under this Section shall be incorporated into and count towards the IRO's review under Section II.B. of this Workplan.

     D The IRO shall conduct a review of all long term care hospitals to verify that the cost reports are appropriately placing costs and revenues associated with ancillary services (e.g., respiratory therapy,
                                                      ----
         pharmacy, and mobile x-ray) in the proper cost centers.

     E. Additionally, the IRO shall also provide the following for the submission engagement:

         1. The IRO's findings regarding Vencor's documentation and reporting practices, including, but not limited to, the operation of the reporting system and presence of internal controls.

         2. The IRO's findings regarding whether Vencor is submitting accurate cost reports.

         3. The IRO's findings regarding Vencor's procedures and adequacy of controls to carry forward prior year adjustments.

         4. The IRO's findings regarding whether Vencor has complied with its obligations under this Settlement Agreement:

              a) not to resubmit to any Federal health care program payers any previously denied claims related to conduct addressed in the Settlement Agreement; and

              b) not to charge to, or otherwise seek payment from, Federal payers for unallowable costs (as defined in the Settlement Agreement) and to properly place revenue and costs associated with ancillary services in the appropriate cost centers.

         5. The IRO's findings regarding the steps that Vencor is taking and the adequacy of controls to bring its operations into compliance or to correct problems (including whether Vencor has effectively implemented corrective action plans to address such problems) identified by these engagements, internal or external audits or fiscal intermediary audits.

     F. The IRO shall communicate the results of its independent review to the OIG in the Annual Report. In the Annual Report, the IRO shall address the following components in its methodology:

         1. Submission engagement objective - a clear statement of the objective intended to be achieved by the submission engagement and the procedure or combination of procedures that shall be applied to achieve the objective.

         2. Submission engagement population - the identity of the population that is the group about which information is needed and an explanation of the methodology used to develop the population and provide the basis for this determination.

         3. Sources of data - a full description of the source of the information upon which the submission engagement conclusions shall be based, including the legal and other standards applied, documents relied upon, payment data and/or any contractual obligations.

         4.   Sampling unit - a definition of the sampling unit (i.e., paid
                                                                 ----
              claim), that is any of the designed elements that comprise the population of interest.

         5. Sampling frame - the identity of the sampling frame, that is the totality of the sampling units from which the sample shall be selected.

     G.  Vencor shall report the findings from all of the audits described in
         Section I as part of its Annual Report. The OIG may obtain documentation from Vencor regarding the work Vencor has performed on these audits, to assist the OIG in determining the appropriateness of the findings.

Long Term Care Pharmacies: Returning Unused Manufacturers' Drugs and Applying Proper Refunds

I.   Vencor's Review of Long Term Care Pharmacies

     A. In each audit year, Vencor's Compliance Audit Team shall conduct a review of its Long Term Care Pharmacies in those states where the Medicaid program has requirements for returning unused manufacturers' unit drug doses. Specifically, Vencor's Compliance Audit Team shall verify that the Long Term Care Pharmacies are appropriately providing credits to the Medicaid program for unused manufacturers' unit dose drugs.

     B. If Vencor becomes aware that any pharmacies (including those not selected to be included as part of a scheduled cost report audit) are potentially experiencing noncompliance with the Federal health care program requirements for claims submissions, Vencor shall, after reasonably determining further review is warranted, in addition to its other CIA obligations, conduct a review of the situation. If warranted, Vencor shall implement a plan of correction and conduct appropriate follow-up to ensure that any inappropriate or improper practice related to claims submission identified is appropriately addressed, and shall report all such instances to the OIG, if required by this CIA.

     C. Vencor shall retain copies of all of its work papers compiled with respect to its internal audits, which work papers shall be available to the OIG upon request.

     D   Vencor shall ensure that qualified individuals conduct these audits.

II.  IRO 's Submission Engagement

     A. The IRO shall perform agreed-upon procedures designed to review the methodology and findings of the Long Term Care Pharmacy reviews conducted by Vencor's Compliance Audit Team in those states where the Medicaid program has requirements for returning unused manufacturers' unit drug doses.

     B The IRO shall conduct a review of those pharmacies targeted by Vencor because they were potentially experiencing noncompliance with the Federal health care program requirements to determine, through review of Vencor's work papers and other relevant documents, if Vencor:

         1.   Appropriately identified the problem;
         2.   Appropriately determined the scope of the problem;
         3.   Appropriately created and executed a corrective action plan; and
         4. Evaluated whether the corrective action plan, and execution of the plan were effective, reliable, thorough, and maintained over time

     C. Additionally, the IRO shall also provide the following for the submission engagement:

         1. The IRO's findings regarding Vencor's documentation and reporting practices, including, but not limited to, the operation of the reporting system and presence of internal controls.

         2. The IRO's findings regarding Vencor's procedures and adequacy of controls to carry forward prior year adjustments.

         3. The IRO's findings regarding whether Vencor has complied with its obligation under this Settlement Agreement:

              a) not to resubmit to any Federal health care program payers any previously denied claims related to conduct addressed in the Settlement Agreement; and

              b) not to charge to, or otherwise seek payment from, Federal payers for unallowable costs (as defined in the Settlement Agreement).

         4. The IRO's findings regarding the steps that Vencor is taking and the adequacy of controls to bring its operations into compliance or to correct problems (including whether Vencor has effectively implemented corrective action plans to address such problems) identified by these engagements, internal or external audits or fiscal intermediary audits.

     D. Annual Report. In the Annual Report, the IRO shall address the following components in its methodology:

         1. Submission engagement objective - a clear statement of the objective intended to be achieved by the submission engagement and the procedure or combination of procedures that shall be applied to achieve the objective.

         2. Submission engagement population - the identity of the population that is the group about which information is needed and an explanation of the methodology used to develop the population and provide the basis for this determination.

         3. Sources of data - a full description of the source of the information upon which the submission engagement conclusions shall be based, including the legal and other standards applied, documents relied upon, payment data and/or any contractual obligations.

         4.   Sampling unit - a definition of the sampling unit (i.e., paid
                                                                 ----
              claim), that is any of the designed elements that comprise the population of interest.

         5. Sampling frame - the identity of the sampling frame, that is the totality of the sampling units from which the sample shall be selected.

     E.  Vencor shall report the findings from all of the audits described in
         Section I as part of its Annual Report. The OIG may obtain documentation from Vencor regarding the work Vencor has performed on these audits, to assist the OIG in determining the appropriateness of the findings.

Compliance Program Implementation
---------------------------------

I.   IRO's Compliance Engagement

     A.  Agreed-upon procedures

         1. The IRO shall perform agreed-upon procedures designed to assist the parties in determining whether Vencor's program, policies, procedures and operations comply with the terms of the CIA. This engagement shall include section-by-section findings regarding the requirements of the CIA as follows:

              a) Confirm that Vencor has appointed and empowered the required compliance oversight structure, including the Compliance Officer and Compliance Committees (e.g., Board of Directors,
                                                      ----
                   business division committees, etc.). Determine if the communication within the oversight structure (e.g., Board of
                                                                 ----
                   Director communications, reporting to the CEO, etc.) and between key senior management within the business units and employees (e.g., action plans, follow-up reports, etc.) is
                              ----
                   present;

              b) Verify that Vencor has established the appropriate internal audit and review functions, has appropriately staffed it with qualified individuals, and has charged them with the appropriate audit and review responsibilities within each business unit;

              c) Verify that the Code of Conduct has been reviewed, revisions have been disseminated to all Vencor Covered Persons as directed by the CIA, and certifications exist as required by the CIA;

              d) Verify that Vencor has established procedures to ensure that Covered Contractors have received the Code of Conduct and they acknowledge Vencor's Compliance Program and the Code of Conduct in the contract.

              e) Confirm that the policies and procedures for the compliance program have been written, reviewed at least annually and address the risk areas defined in the CIA (both corporate and business unit). Verify that these written policies and procedures have been made available to Covered Persons;

              f) Verify that Vencor provided general training, specific training and new employee training programs and has maintained the appropriate level of certification of participation;

              g) Verify that Vencor has established, communicated, and maintains a non-retaliatory Confidential Disclosure Program accessible by any Vencor officer, employee, agent and contractor. Verify that Vencor maintains appropriate logs and initiates the appropriate level of follow-up investigation and corrective action;

              h) Confirm that Vencor has met the CIA requirements with respect to non-hiring and removal of sanctioned individuals;

              i) Verify that Vencor has notified the OIG appropriately of pending legal proceedings, investigations, and Material Deficiencies; and

              j) Confirm that, when identified and quantified, Vencor returns all applicable overpayments to the Federal program.

         2. Vencor shall report the IRO's findings of the compliance engagement to the OIG in its Annual Report.

                                   Exhibit C

                               OVERPAYMENT REFUND

                     TO BE COMPLETED BY MEDICARE CONTRACTOR
                     --------------------------------------

Date:
     ------------------------
Contractor Deposit Control #        Date of Deposit:
                            ------                  ---------------------
Contractor Contact Name:                         Phone #
                        -----------------------         -----------------
Contractor Address:
                   ------------------------------------------------------
Contractor Fax:
               -------------------------------

                 TO BE COMPLETED BY PROVIDER/PHYSICIAN/SUPPLIER
                 ----------------------------------------------

Please complete and forward to Medicare Contractor. This form, or a similar document containing the following information, should accompany every voluntary refund so that receipt of check is properly recorded and applied.

PROVIDER/PHYSICIAN/SUPPLIER NAME
                                -----------------------------------------------
ADDRESS
       ------------------------------------------------------------------------
PROVIDER/PHYSICIAN/SUPPLIER #             CHECK NUMBER #
                             ------------                ----------------------
CONTACT PERSON:                           PHONE #
               --------------------------        ------------------------------
AMOUNT OF CHECK $             CHECK DATE
                 -----------             --------------------

                               REFUND INFORMATION
                               ------------------

For each Claim, provide the following:
-------------------------------------
Patient Name                                  HIC #
            --------------------------------       ----------------------------
Medicare Claim Number                     Claim Amount Refunded $
                     -------------------                          -------------
Reason Code for Claim Adjustment:     (Select reason code from list below.  Use
                                 ----
one reason per claim)

 (Please list all claim numbers involved.  Attach separate sheet, if necessary)

Note: If Specific Patient/HIC/Claim #/Claim Amount data not available for all claims due to Statistical Sampling, please indicate methodology and formula used to determine amount and reason for overpayment:
                                               ---------------------------------

For Institutional Facilities Only:
----------------------------------
Cost Report Year(s)
                   ---------------------------
(If multiple cost report years are involved, provide a
 breakdown by amount and corresponding cost report year.)
For OIG Reporting Requirements:
-------------------------------------------------------------
Do you have a Corporate Integrity Agreement with OIG?                      Yes                                    No
                                                                ---------                              ---------
Reason Codes:
-------------------------------------------------------------
Billing/Clerical Error                                         MSP/Other Payer Involvement           Miscellaneous
-------------------------------------------------------------  ------------------------------------  -------------------------------
01 - Corrected Date of Service                                 08 - MSP Group Health Plan Insurance  13 - Insufficient Documentation
02 - Duplicate                                                 09 - MSP No Fault Insurance           14 - Patient Enrolled in an HMO
03 - Corrected CPT Code                                        10 - MSP Liability Insurance          15 - Services Not Rendered
04 - Not Our Patient(s)                                        11 - MSP, Workers Comp. (Including    16 - Medical Necessity
05 - Modifier Added/Removed                                    Black Lung                            17 - Other (Please Specify)
06 - Billed in Error                                           12 - Veterans Administration          -------------------------------
07 - Corrected CPT Code